SUB-ITEM 77Q1(a)


WESTERN ASSET MUNICPAL PARTNERS FUND INC.

Attached please find the Articles Supplementary for the Registrant:






Articles Supplementary to the Articles of Incorporation filed on March 11, 2015 with the State of Maryland Department of Assessments and Taxation.